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                                                                      Exhibit 5

                                        , 2000

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Ladies and Gentlemen:

   In connection with the Registration Statement on Form S-4 (Registration No. 333-30826) (as amended, the "Registration Statement") filed by General Motors Corporation, a Delaware corporation (the "Corporation") under the Securities Act of 1933, as amended, relating to the shares of the Corporation's Class H Common Stock, par value of $0.10 per share (the "Shares"), to be offered in exchange for the Corporation's common stock, par value of $1 2/3 per share (the "$1 2/3 Par Value Common Stock"), I am rendering this opinion upon the validity of the shares of Class H Common Stock. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

   In my capacity as attorney on the Legal Staff of the Corporation, I have examined originals or copies (certified or otherwise identified to my satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as basis for the opinions hereinafter set forth.

   In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents or officers and representatives of the Corporation.

   As of the date of this opinion, the Board of Directors of the Corporation has taken action to approve the issuance and exchange of the Shares and has delegated to a committee of the Board of Directors (the "Committee") authority to determine and approve certain matters regarding the issuance and exchange of the Shares, including the determination of the maximum number of shares to be exchanged and the exchange ratio (such determination is referred to herein as the "Committee Action").

   Based upon and subject to the foregoing, I am of the opinion that:

     1. The Corporation is a corporation validly existing and in good standing under the laws of the State of Delaware.

     2. The issuance of the Shares has been duly authorized and, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), the Committee has taken the Committee Action and the Shares have been issued in exchange for shares of $1 2/3 Par Value Common Stock in accordance with the terms and conditions of the exchange offer, the Shares will be validly issued, fully paid and nonassessable.

   I express no opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States. I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein the application of the securities or "Blue Sky" laws of the various states to the issuance of the Shares.

   I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to the use of my name under the caption "Legal Matters" in the Offering Circular-Prospectus forming a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          Warren G. Andersen